Multi-Class and Expense Allocation Policy

SECTION 1.	BACKGROUND

Each Fund may from time to time issue Shares of one or more of the types of Classes described in this Policy. This Policy is qualified by and subject to the terms of the then-current registration statement for the applicable Class; provided, however, that those terms are not inconsistent per se with the terms of this Plan. This Policy describes matters related to the operation of multi-class Funds and contains the Trust’s policies on expense allocations and related matters for all Funds regardless of the number of Classes offered.

For avoidance of doubt, this Policy applies solely to open-end fund series of the Trust that offer multiple share classes. This Policy does not apply to any series of the Trust operating as an ETF, which do not offer multiple share classes subject to Rule 18f-3.

SECTION 2.	CLASS DESIGNATIONS

(A)	Institutional Shares:

●	are offered and sold to larger investors;
●	are offered and sold without the imposition of a front-end sales charge or contingent deferred sales charge (“CDSC”);
●	are not subject to any fee charged under a Rule 12b-1 Plan;
●	may pay non-Rule 12b-1 service fees as authorized by the Board (“Shareholder Service Fee”);
●	may impose a redemption or exchange fee for Shares redeemed or exchanged within a certain number of days of purchase; and
●	generally require an investment minimum of $5,000 to $1,000,000.

(B)	I Shares:

●	are offered and sold to all investors;
●	are offered and sold without the imposition of a front-end sales charge or CDSC;
●	are not subject to any Rule 12b-1 Fee but may be subject to a Shareholder Service Fee; and
●	generally require an investment minimum of $1,000.

(C)	Investor Shares:

●	are generally offered and sold to retail investors;
●	are offered and sold without the imposition of a front-end sales charge or CDSC;
●	may be subject to a Rule 12b-1 Fee of up to 0.25% and may pay a Shareholder Service Fee;
●	may impose a redemption or exchange fee for Shares redeemed within a certain number of days of purchase; and
●	generally require an investment minimum of up to $5,000.

(D)	A Shares:

●	are generally offered and sold to retail investors;
●	are offered and sold with the imposition of a front-end sales charge of up to 5.75% of the public offering price; this charge may be reduced or waived according to a schedule set forth in the Prospectus or for certain eligible investors or in conjunction with certain purchase plans described in the Prospectus;
●	are offered and sold without imposition of a CDSC, except that purchases of Class A Shares of the Fund in excess of $1 million that are sold on a front end sales charge-waived basis (whether in a single sale or pursuant to a letter of intent or rights of accumulation) shall be subject to a CDSC of up to 1.00% of the NAV of the Shares at the time of their purchase or redemption, whichever is less, for a period of up to 2 years following the purchase of the Shares;
●	are subject to a Rule 12b-1 Fee of up to 0.50% and may pay a Shareholder Service Fee; do not pay exchange fees; and
●	generally require an investment minimum of $2,000 to $10,000.

(E)	C Shares:

●	are generally offered and sold to retail investors;
●	are generally offered and sold without the imposition of a front-end sales charge or a CDSC;
●	are subject to a Rule 12b-1 Fee of up to 1.00% and may pay a Shareholder Service Fee;
●	do not pay exchange fees; however, C Shares sold by an investor within 12 months of purchase may be subject to a deferred sales charge of up to 0.75%; and
●	generally require an investment minimum of $250,000.

(F)	D Shares:

●	are offered and sold without a front-end sales charge or CDSC;
●	are subject to a Rule 12b-1 Fee of up to 0.25% but not a Shareholder Service Fee;
●	do not pay redemption or exchange fees; and
●	generally require an investment minimum of $2,000.

(G)	R Shares:

●	are generally offered and sold to retail investors;
●	are offered and sold without the imposition of a front-end or sales charge or CDSC;
●	are subject to a Rule 12b-1 Fee of up to 0.25% and may pay a Shareholder Service Fee; and
●	generally require an investment minimum of up to $250,000.

(H)	Institutional Plus Shares:

●	are offered and sold to larger investors;
●	are offered and sold without the imposition of a front-end or sales charge or CDSC;
●	are not subject to any fee charged under a Rule 12b-1 Plan but may be subject to a Shareholder Service Fee;
●	may impose a redemption or exchange fee for Shares redeemed or exchanged within a certain number of days of purchase; and
●	generally require an investment minimum of $50,000,000 to $100,000,000.

(I)	For all Classes, any investment minimum may be waived or reduced and any investment minimum may be waived or reduced for investments through traditional or Roth Individual Retirement Accounts, qualified retirement plans or accounts that participate in a systematic investment plan (to the extent such plan is offered). Registered investment advisers and financial planners that maintain multiple client accounts may be permitted to aggregate the value of such accounts to meet any investment minimum.

(J)	All Classes may be offered and sold to investors directly through the Fund, through certain employee directed benefit plans, through a financial intermediary, such as a broker, or through a fund supermarket or other investment platform. For all Classes, the exchange program features exist only to the extent exchanges are available.

SECTION 3.	VOTING

Each Class shall have exclusive voting rights on any matter submitted to a shareholder vote that relates solely to the Class’s arrangement for shareholder services or distribution and each Class shall have separate voting rights with respect to any matter submitted to a shareholder vote in which the interests of one Class differ from the interests of another Class.

SECTION 4.	Class Expense Allocations

(A)	Allocation of Class Expenses. Certain expenses may be attributable to a particular Class (“Class Expenses”). Class Expenses are charged directly to the net assets of the particular Class.

(B)	Class Expenses. In addition to the Rule 12b-1 Fee and Shareholder Service Fee, each Class also may pay a different amount of the following expenses:

(1)	Legal, printing and postage expenses related to preparing and distributing materials such as shareholder reports, prospectuses, and proxies to current shareholders of a specific Class;

(2)	Blue Sky fees incurred by a specific Class of Shares;

(3)	Administration, fund accounting and transfer agent fees and expenses identified as being attributable to a specific Class;

(4)	Litigation, legal and audit fees related to a specific Class;

(5)	Trustees’ fees and expenses incurred as a result of issues relating to a specific Class;

(6)	Expenses incurred in connection with shareholder meetings related to a specific Class;

(7)	Subject to approval by the Board, such other fees and expenses as the Administrator deems to be allocable to specified Classes; and

(8)	Such other expenses actually incurred in a different amount by a Class or related to a Class’s receipt of services of a different kind or to a different degree than another Class.

SECTION 5.	Other Allocations and Waivers/Reimbursements

(A)	Expenses Applicable to More than One Fund. Expenses (other than Class Expenses) incurred by the Trust on behalf of a Fund shall be allocated to that Fund, and expenses (other than Class Expenses) incurred by the Trust on behalf of more than one Fund shall be allocated among all of the Funds that incurred the expenses based on the NAVs of each Fund in relation to the NAVs of all Funds to which the expense relates, except:

(1)	Trust level state registration expenses shall be divided equally among separate Classes of the Trust; and

(2)	Trust level legal expenses, Trustees’ fees and insurance expenses shall be allocated to each Fund as follows: (i) 50% proportionally based on the NAV of each Fund in relation to the NAVs of all Funds to which the expense relates; and, (ii) 50% proportionately based on the total number of Funds.

Notwithstanding the above, if the Trust’s PFO determines that a more equitable method is appropriate, that method shall be used; provided that such method is ratified by the Board at its next regularly scheduled meeting.

Insurance expenses incurred by the Trust as a result of any joint insurance arrangement entered into between the Trust and any one or more additional trusts shall first be allocated in accordance with a Joint Insurance Agreement prior to allocating expenses among the underlying series of the Trust in accordance with the above methodology.

(B)	Other Allocations. Income, realized and unrealized capital gain and loss and expenses (other than Class Expenses) related to the Fund shall be allocated to each Class based on the NAV of the Class in relation to the NAV of the Fund.

(C)	Waivers and Reimbursements. Any Service Provider or their Affiliated Persons may agree to waive any fees or reimburse any expense to be paid by a Fund or a Class if the waiver or reimbursement is approved on behalf of the Trust by the President and reported to the Board.

SECTION 6.	EXCHANGE PRIVILEGES

Shares of each Class generally will be permitted to be exchanged for Shares of the same Class (or a Class with similar characteristics) of another Fund that is advised by the same Primary Adviser. Shareholders of a Fund may exchange their Shares for Shares of another Fund as described in the applicable Funds’ registration statements, in accordance with Section 11(a) of the 1940 Act, the rules thereunder and the requirements. The exchange privileges set forth in this Section 6 may be modified or terminated by a Fund at any time.

SECTION 7.	AMENDMENTS AND BOARD REVIEW

Material amendments to this Policy shall be approved by a majority of the Trustees, including a majority of the Independent Trustees, upon a finding that the amendment, including any proposed related expense allocation, is in the best interests of the Classes and Funds affected by the amendment.